EXHIBIT 99.1

NDIA Elects Zanett Executive to Senior Position

Douglas Hartmann of Paragon Dynamics elected VP for Treasury of Mile High
Chapter

AURORA, Colo.--Jan. 26, 2006--Zanett Inc. announced today that Douglas L. Hartmann, President & CEO of its Paragon Dynamics subsidiary (PDI) has been elected Vice President for Treasury to the Mile Chapter of the National Defense Industrial Association (NDIA). The NDIA is America's leading Defense Industry association promoting National Security. The Association's Mile High Chapter provides opportunities for members to grow professionally and personally within the national defense and security industry.

Mr. Hartmann is a Corporate Executive with over 23 years of professional and technical leadership experience. He has managed programs exceeding $120M for Fortune 500 and Military organizations, and he was named one of Colorado's "Outstanding Forty under 40" business leaders in 2001. As the CEO/President and co-founder of Paragon Dynamics, Inc., Mr. Hartmann has led the company in managing DOD contracts resulting in an average annual revenue increase of 64% over the past eight years.

The Mile High Chapter of NDIA is one of 16 National Chapters and boasts a company membership base exceeding 150 different companies. As the Chapter Treasurer, Doug will carry out all financial transactions relating to local chapter monies and provide annual reports to NDIA Head Quarters.

The 2005-2006 NDIA Mile High Chapter Officers are:

- President, William P. "Trip" Carter of Raytheon Company
- VP of Programs, Mark Meagher of McKenna Long & Aldridge, LLP
- VP of Treasury, Douglas L. Hartmann of Paragon Dynamics
- VP of Communications & Membership, Cathleen A. Strabala of Chenega Federal Systems
- VP of Social Events, Eric Laurin of The Eagle Team

About Paragon Dynamics, Inc. (http://www.paragondynamics.com)

Paragon Dynamics, Inc. (PDI), a wholly-owned subsidiary of Zanett, Inc. (NASDAQ: ZANE - News) and significant contributor to the government services division. PDI is a Systems, Software and Analytical Engineering Services company that provides technical expertise and engineering solutions to national systems and aerospace IT programs. The dedicated professionals at PDI consist of highly qualified engineers with direct experience in government and commercial satellite, DoD Intelligence, and IT infrastructure programs.

Paragon Dynamics is strategically located in major defense and mission operational hubs - Colorado, California, and the Washington, DC metro area.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.